UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 29, 2026

(Date of earliest event reported)

CHRONOSCALE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-37854	42-3357005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2440 Sand Hill Road, Suite 400
Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

214-427-1704

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CHRN	Nasdaq Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation and Severance Agreement with Mr. Jones

On September 30, 2026, ChronoScale Holdings Corporation, a Nevada corporation (the “Company”) completed the sale of its wholly owned subsidiary, Ekso Bionics, Inc. (“Ekso”) (the “Transaction”). In connection with the Transaction, on September 30, 2026 (the “Separation Date”), Jason C. Jones, the Chief Operating Officer of Ekso, an indirect wholly owned subsidiary of the Company, was terminated from his position as Chief Operating Officer of Ekso, effective as of the Separation Date.

In connection with Mr. Jones’ separation, Ekso entered into a Severance and Release Agreement with Mr. Jones (the “Severance Agreement”), effective as of the Separation Date. Under the Severance Agreement, Mr. Jones is entitled to receive (i) a lump-sum cash payment of $243,750, less applicable withholdings and deductions, if any, representing nine months of his base salary, payable on the Company’s first regularly scheduled payroll date following execution of the Severance Agreement, and (ii) Company-paid or reimbursed premiums for COBRA continuation coverage for Mr. Jones and his eligible dependents for up to nine months following the Separation Date, subject to earlier termination if Mr. Jones becomes covered under a similar plan or ceases to be eligible for COBRA coverage. The severance benefits are subject to Mr. Jones’s general release of claims and compliance with the Severance Agreement and his continuing restrictive covenants.

In exchange for the severance benefits, Mr. Jones has agreed to a general release of claims against the Company and its past, present, and future parent organizations, subsidiaries, and affiliated entities.

Mr. Jones’s Phantom Performance-Based Restricted Stock Unit Agreement, dated November 5, 2025, as amended May 20, 2026, remains unchanged and in effect in accordance with its terms.

The Severance Agreement satisfies the severance and benefit obligations under Mr. Jones’s Change in Control and Severance Agreement with ChronoScale Intermediate LLC, dated November 5, 2025, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 7, 2025.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company previously designated 5,852 shares of preferred stock as Series B Convertible Preferred Stock (the “Preferred Stock”).

On September 29, 2026, the Company filed a Withdrawal of Designation relating to the Preferred Stock (the “Withdrawal of Designation”) with the Secretary of State of the State of Nevada and terminated the designation of the Preferred Stock. At the time of the filing of the Withdrawal of Designation, no shares of the Preferred Stock were outstanding. The Withdrawal of Designation was effective upon filing and eliminated from the Company’s Amended and Restated Articles of Incorporation, as amended, all matters set forth in the previously filed Certificate of Designation with respect to the previously designated Preferred Stock.

The foregoing description of the Withdrawal of Designation does not purport to be complete and is qualified in its entirety by reference to the Withdrawal of Designation, a copy of which is filed as Exhibit 3.1 hereto and which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

Press Release

On October 1, 2026, the Company issued a press release announcing the sale of Ekso and the expansion of an agreement with an existing AI infrastructure customer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate, Amendment or Withdrawal of Designation, relating to the Series B Convertible Preferred Stock, filed with the Secretary of State of Nevada on September 29, 2026.
99.1	Press Release, dated October 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 2, 2026	By:	/s/ Jerome Wong
	Name:	Jerome Wong
	Title:	Chief Financial Officer